Exhibit 99.1

CSK AUTO CORPORATION
ANNOUNCES SALE OF STOCK BY THE INVESTCORP GROUP

Phoenix, Arizona, January 14, 2004 — CSK Auto Corporation (NYSE: CAO) announced that entities associated with Investcorp, S.A. (the “Investcorp Group”) today sold an aggregate of 2,634,819 shares of CSK Auto Corporation common stock that they hold in a registered offering and pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Act”). The Company will not receive any proceeds from these sales. Prior to these transactions, the Investcorp Group owned approximately 6.7% of CSK Auto Corporation’s outstanding common stock. Upon completion of the sales, the Investcorp Group will continue to hold approximately 475,000 shares, or approximately 1.0% of CSK Auto Corporation’s outstanding common stock.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Copies of the written prospectus meeting the requirements of Section 10 of the Act relating to the sale occurring through the registered offering may be obtained from the Company at 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012, Attention: Don Watson (602) 265-9200.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 2, 2003, the Company operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this news release are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions, including but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

CONTACT:
Don Watson
CSK Auto Corporation
(602) 631-7224